As filed with the Securities and Exchange Commission on May 10, 2010
Registration No. 333-135989
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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AMICAS, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware (State or Other Jurisdiction of Incorporation or Organization)	59-2248411 (I.R.S. Employer Identification No.)
20 Guest Street, Suite 400

Boston, MA  02135

(Address, Include Zip Code, of Principal Executive Offices)

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AMICAS, INC. 2006 STOCK INCENTIVE PLAN

(Full Title of the Plan)

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Justin Dearborn

Chief Executive Officer

Merge Healthcare Incorporated

6737 West Washington Street

Milwaukee, WI  53214-5650

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

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EXPLANATORY NOTE

AMICAS, Inc. (the "Registrant"), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 (Commission File No. 333-135989 and referred to herein as the "Registration Statement") with respect to shares of the Registrant's common stock (the "Common Stock") thereby registered for offer or sale pursuant to the AMICAS, Inc. 2006 Stock Incentive Plan (the "Plan").

On April 28, 2010, after completion of a tender offer (the "Offer") by Merge Healthcare Incorporated, for all of the outstanding shares of Common Stock, Merger Sub, a subsidiary of Merge Healthcare Incorporated, merged with and into the Registrant (the "Merger").  Pursuant to the Merger, each outstanding share of Common Stock not tendered in the Offer (other than the shares of Common Stock held in the treasury of the Registrant or owned by Merger Sub or Merge Healthcare Incorporated, which shares were cancelled in the Merger) was converted into the right to receive $6.05 per share, without interest.  As a result of the Merger, the Registrant became a wholly-owned subsidiary of Merge Healthcare Incorporated.  The Merger became effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware on April 28, 2010.

As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plan.  The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister the shares of Common Stock that remain available for issuance under the Plan (referred to herein as the "Plan Shares").  The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 10, 2010.

                   AMICAS, INC.

                   By:                 /s/ Steven M. Oreskovich
                                    CFO

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Justin Dearborn	Director, Chief Executive Officer (Principal Executive Officer)	May 10, 2010
Justin Dearborn
/s/ Steven M. Oreskovich	Director, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 10, 2010
Steven M. Oreskovich
/s/ Ann Mayberry-French	Director	May 10, 2010
Ann Mayberry-French